Exhibit 10.21

AMENDED AND RESTATED TRADING AGREEMENT

This Amended and Restated Trading Agreement (this “Agreement”), effective as of the 11th day of February, 2018 (the “Effective Date”), is entered into by and between L2 Capital, LLC (“L2”) and SBI Investments LLC, 2014-1 (“SBI,” and together with L2, the “Parties” and each, a “Party”).

WHEREAS, each of the Parties entered into a Securities Purchase Agreement (the “SPAs”) and an Equity Purchase Agreement (the “EPA”) with Medizone International, Inc. (the “Issuer”) pursuant to which each Party shall receive certain securities of the Issuer which shall result in each Party holding shares of common stock of the Issuer (collectively, the shares issued to the Parties, the “Purchase Shares”);

WHEREAS, the Issuer’s common stock is quoted over the counter and publicly traded;

WHEREAS, the Parties entered into that certain Trading Agreement dated as of January 31, 2018 (the “Original Trading Agreement”) pursuant to which the Parties established a plan for the orderly trading of the Purchase Shares acquired pursuant to the SPAs; and

WHEREAS, the Parties desire to amend the Original Trading Agreement to include the shares of common stock of the Issuer acquired pursuant to the EPA.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.             All Purchase Shares acquired by the Parties pursuant to the SPAs and the EPA will be held by a designated brokerage firm (the “Broker”) for the account of the Parties pursuant to an account agreement.

2.              The Parties will direct the Broker to execute trades of the Purchase Shares, from time to time, one order in each instance (each, an “Order”).

3.              Upon the execution of any Order, any and all proceeds resulting from the same shall be distributed 50% to L2 and 50% to SBI.

4.             Each of the Parties is aware of restrictions under federal and state securities laws on buying and selling securities while in possession of material nonpublic information. If any Party becomes aware of any material nonpublic information relating to the Issuer, such Party shall not disclose any such information to the other Party and may not participate or initiate any trades of the Purchase Shares.

5.             All Broker, legal or other administrative expenses incurred in connection with activities contemplated by this Agreement shall be shared equally and paid to one of the designated Parties for further payment.

6.             Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a single arbitrator in an arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

7.             This Agreement (a) shall be governed by, and construed in accordance with, the laws of the State of New York, (b) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, including the Original Trading Agreement, (c) may not be amended, except in writing signed by both Parties, (d) may be executed in counterparts, (e) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof and (f) may not be assigned by any Party, except with the prior written consent of the other.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

L2 CAPITAL, LLC By: /s/ Adam Long Name: Adam Long Title: Managing Partner

SBI INVESTMENTS LLC, 2014-1 By: /s/ Jonathan Juchno Name: Jonathan Juchno Title: Principal

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